(m)(1)(i)

AMENDED SCHEDULE 1

TO THE

THIRD AMENDED AND RESTATED

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

VOYA SERIES FUND, INC.

CLASS A

Voya Capital Allocation Fund

Voya Core Equity Research Fund

Voya Corporate Leaders® 100 Fund

Voya Global Target Payment Fund

Voya Large Cap Growth Fund

Voya Mid Cap Research Enhanced Index Fund

Voya Small Company Fund

Date last updated: November 17, 2016